ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of July 22, 2007, by and between InterActive-III Acquisition Co., Inc., a Nevada corporation and wholly owned subsidiary of SpeedFactory, Inc., a Nevada corporation (the “Buyer”), and InterActive Network Systems, Inc., a New Jersey corporation (the “Seller”).

RECITALS

A. The Seller is a New Jersey corporation engaged in custom application development and is also an Internet Service Provider (ISP) in the business of providing internet and network related products and services, including but not limited to the following: Connectivity, Web Hosting, Content Management, eCommerce Solutions and IntraNet/ Extranet services and

B. The Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer certain assets of the Business, and the Buyer is willing to assume certain specified liabilities and obligations of the Seller directly related to such assets, all upon the terms and conditions set forth in this Agreement;

Now Therefore, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.	Purchase and Sale of Assets

1.1 Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) the Seller shall sell, transfer, convey, assign, and deliver to the Buyer, and the Buyer shall purchase and accept, all of the Seller’s rights, title and interest in all of the assets of the Seller’s Internet Service Provider Division, which consists of internet connectivity, e-mail, domain hosting, web hosting and associated ISP services (the “Business”), located in Blackwood, New Jersey related to, used in connection with, or necessary to operate the Business, including, the following assets of the Seller (collectively the “Purchased Assets”):

(a) Intellectual Property. All the Seller’s interest in the intellectual property rights relating to the Business including, trademarks, service marks,, trade dress, logos, trade names, corporate names, trade secrets, confidential business information (including customer and supplier lists, customer data, pricing and cost information, and business and marketing plans and proposals), third party computer software IP numbers, domain names, URLs, e-mail addresses, websites, other proprietary rights, all applications relating to the registration of any of the foregoing, and ~~-~~ other rights and interests (registered or unregistered) related to intellectual property, all copies, tangible embodiments and variants and derivatives of, or relating to the foregoing, in whatever form or medium, , including the exclusive right to use any trade name under which either operates the Business and any derivative thereof, all goodwill associated therewith and with the Business, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions (foreign and domestic) (collectively, “Intellectual Property”).

(b) Machinery and Equipment. All machinery, equipment, tools, supplies, spare parts, furniture and all other personal property not included in inventory (other than personal property leased pursuant to Contracts described below) owned, utilized or held for use by the Seller and used exclusively in connection with the Business as of the date hereof is listed in Schedule A which consists of all machinery and equipment being transferred under this agreement.

(c) Inventory. All inventories of raw materials, work-in-process and finished goods (including all such in transit) of the Seller on the Closing Date, together with related packaging materials and supplies (collectively the “Inventory”).

(d) Contracts. All contracts, contractual rights, purchase orders and sales orders of the Seller relating to the Business. The Contracts described in this subsection are hereinafter collectively described as the “Assumed Contracts.” To the extent that any Assumed Contract for which assignment to the Buyer is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. The Seller and the Buyer agree to use their reasonable best efforts (without any requirement on the part of the Buyer or the Seller to pay any money or agree to any change in the terms of any such Contract) to obtain the consent of such other party to the assignment of any such Assumed Contract to the Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained by the date hereof, and the Seller agrees to cooperate with the Buyer in any reasonable arrangement designed to provide for the Buyer the benefits intended to be assigned to the Buyer under the relevant Assumed Contract, including enforcement at the cost and for the account of the Buyer of any and all rights of the Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. Seller agrees to use reasonable commercial efforts to assist Buyer by way of introduction of Buyer to customers and providing reasonable assurance that the services now provided shall not change in any material manner.

(e) Records and Files. All purchase, marketing and sales records, customer and supplier records, lists and other documents, files, manuals and records, correspondence, production records, employment records, and any confidential information, whether or not reduced to writing, and wherever located, with respect to, or in connection with, the Business, and any and all additional information and rights of Seller with respect to current and former subscribers and customers of the Business.

(f) Authorizations. All federal, foreign, state, local or other governmental consents, licenses, permits, grants or authorizations and the like owned, held or utilized by Seller in the operation of the Business, which Seller is not legally prohibited from assigning to Buyer (the “Authorizations”).

(g) Receivables. All accounts and notes receivable and all reserves related thereto, deposits, advances, and manufacturer and supplier rebates, in each case relating to the operation or conduct of the Business, which became due on or prior to July 22, 2007 shall be subject to the adjustments as set forth in Schedule 1.1(g) hereof. Adjustment shall also include accounts payable attributable to the period beginning July 22, 2007 on a pro rata basis for any such period.

      1.2 Schedule of Purchased Assets. Schedule 1.2 lists all of the Purchased Assets (the “Schedule of Purchased Assets”).

1.3  Excluded Assets. The provisions of Section 1.1 notwithstanding, the Seller shall not sell, transfer, assign, convey or deliver to the Buyer, and the Buyer will not purchase or accept any assets of the Seller other than the Purchased Assets (collectively the “Excluded Assets”), including:

(a) Seller’s rights under this Agreement;

(b) Seller’s minute books;

(c) Seller’s franchise to be a corporation;

(d) Any source code and related object code of Seller residing on the servers set forth on Schedule A; and

(e) Assets not directly related to the provision of web hosting and connectivity.

2.	Assumption Of Liabilities

2.1 Liabilities to be Assumed. Subject to the terms and conditions of this Agreement, on the Closing Date, the Buyer shall assume and agrees to perform and discharge to the extent indicated below the following, and only the following, specific debts, liabilities and obligations of the Seller (collectively the “Assumed Liabilities”):

(a) Contractual Liabilities. The Seller’s obligations required to be performed after the date hereof under the Assumed Contracts (but not the liabilities of the Seller in respect of a breach of or default under any Assumed Contracts arising prior to the date hereof), provided that the Buyer shall not assume any obligation to deliver products or services with respect to which any payment has been made prior to the date hereof, unless (i) the Seller shall remit the amount of such payments to the Buyer or (ii) a direct credit in such amount shall be provided to the Buyer in the computation of the Purchase Price. A pro-rata calculation shall be applied to partially performed contracts.

2.2 Liabilities not to be Assumed.  Except as and to the extent specifically set forth in Section 2.1, the Buyer is not assuming any debts, liabilities, obligations or contracts of the Seller and all such debts, liabilities, obligations and contracts shall be and remain the responsibility of the Seller, including:

(a)  any liability based on tortious or illegal conduct, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold by or on behalf of Seller, or any claim seeking recovery for consequential or special damage or lost revenue or income;

(b)  any liability or obligation to creditors, lenders, customers, vendors, lessors, landlords, insurers, or suppliers, or others with whom Seller has or has had a business relationship, whether pursuant to a contract or otherwise;

(c)  any liability or obligation to any current, former or future officer, director or stockholder of Seller;

(d)  any liability or obligation with respect to, or in connection with, the Excluded Assets;

(e)  any liability or obligation with regard to any federal, state, local or foreign income or other tax, including any interest or penalties thereon, (i) payable with respect to the Seller or the Purchased Assets or (ii) incident to or arising as a consequence of the negotiation or consummation by Seller of this Agreement and the transactions contemplated hereby;

(f)  any liability or obligation to or in connection with any employees, agents or independent contractors (collectively, “Employees”) of Seller, whether or not employed by Seller or Buyer after the Closing, or under any benefit arrangement with respect thereto;

(g)  any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of counsel, accountants, advisors and other experts; and

(h)   any other liability or obligation of Seller, whenever arising, whether absolute or contingent, inchoate or otherwise.

3.	Purchase Price

3.1 Purchase Price. The purchase price (the “Purchase Price”) for the Purchased Assets shall be Three Hundred and Fifty Thousand Dollars ($350,000). The Purchase Price shall be paid on the by one or more wire transfers of immediately available funds to one or more bank accounts as designated by Seller in writing prior to the Closing.

3.2 Closing. The closing (“Closing”) shall take place at 10:00 a.m. on the date hereof at the offices of Jones Garneau, LLP 670 White Plains Road, Scarsdale NY 10583 or at such other time, date and place as the Buyer and the Seller may agree in writing. That date, or if the Closing Date is advanced or postponed under this Section, then the date to which it is advanced or postponed, is herein referred to as the “Closing Date.”

4.	Representations and Warranties of the Seller

The Seller makes the following representations and warranties to the Buyer, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by the Buyer, or any knowledge of the Buyer other than as specifically disclosed in the Disclosure Schedule delivered to the Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein.

4.1 Corporate Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Seller has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by the Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby.

4.2 No Dissolution, Liquidation, etc.  Neither the Board of Directors nor the holders of any class of outstanding capital stock of the Seller has adopted any resolution or taken any other action with respect to dissolution, liquidation, winding up, reorganization or bankruptcy (voluntary or involuntary) of the Seller, no such resolution or other action is proposed, under consideration or contemplated, and there is no proceeding or other action pending, threatened, proposed or contemplated by any shareholder or creditor of the Seller or any court, administrative or governmental agency, instrumentality, commission, authority, board or body with respect to any dissolution, liquidation, winding up, reorganization or bankruptcy (voluntary or involuntary) of the Seller, nor is there any basis for any such proceeding or other action. The Seller is solvent and will not become insolvent as a result of the consummation of the transactions contemplated hereby.

4.3 Authority. The execution and delivery of this Agreement, and the other documents and instruments to be executed and delivered by the Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and the shareholders of the Seller. No other or further corporate act or proceeding on the part of the Seller, its Board of Directors or any of its shareholders is necessary to authorize this Agreement, or the other documents and instruments to be executed and delivered by the Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby.

4.4 No Violation.  The execution and delivery of this Agreement, and the other documents and instruments to be executed and delivered by the Seller pursuant hereto, and the consummation by the Seller of the transactions contemplated hereby and thereby (a) will not violate any statute or law or any rule, regulation, order, writ, injunction or decree of any court or governmental authority, (b) will not require any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental agency, instrumentality, commission, authority, board or body, and (c) subject to obtaining the consents referred to in Schedule 4.4 of the Disclosure Schedule, will not violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.13) upon any of the assets of the Seller under, any term or provision of the Certificate of Incorporation, By-laws or other constituent documents of the Seller or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Seller is a party or by which the Seller, any shareholder of the Seller or any of the Seller’s assets or properties may be bound or affected.

4.5 Tax Matters. All federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of the Seller have been or will be timely filed and when filed were or will be true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. The Seller has duly withheld and paid all taxes that it is required to withhold and pay relating to salaries, wages and other compensation, remuneration or benefits paid to the employees of the Seller.

4.6 Absence of Undisclosed Liabilities. The Seller does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise) relating to the Purchased Assets, other than commercial liabilities and obligations incurred in the ordinary course of business and consistent with past practice which in the aggregate have not and will not have a material adverse effect on the business, financial condition or results of operations of the Seller relating to the Products and Services. The Seller has no knowledge of any basis for the assertion against the Seller of any liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities relating to the Purchased Assets, except commercial liabilities and obligations incurred in the ordinary course of the Seller’s business and consistent with past practice.

4.7 No Litigation. No action, suit, arbitration or other proceeding, investigation or inquiry is pending or threatened against the Seller, its directors (in such capacity), its business or any of its assets relating to the Purchased Assets, nor does the Seller know, or have grounds to know, of any basis for any such proceedings, investigations or inquiries. Neither the Seller nor its business or assets relating to the Purchased Assets is subject to any judgment, consent decree, agreement, rule, order, writ or injunction of any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

4.8 Compliance With Laws.  The Seller (including each and all of its operations, practices, properties and assets) is in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, “Laws”), including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and environmental laws relating to the Purchased Assets except where failure to comply would not have a material adverse effect on the Seller’s business or prospects relating to the Purchased Assets. The Seller has not received notice of any violation or alleged violation of, and is subject to no liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing violation of, any Laws relating to the Purchased Assets. All reports and returns required to be filed by the Seller relating to the Purchased Assets with any governmental authority have been filed, and were accurate and complete when filed.

4.9 Ownership of Purchased Assets.  The Seller has good and marketable title to all the Purchased Assets, except as set forth on Schedule 4.9 of the Disclosure Schedule, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, lease purchase agreements, financing leases, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, “Liens”). None of the Purchased Assets are subject to any restrictions with respect to the transferability thereof. The Seller has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to the Buyer as contemplated hereby. At Closing, the Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens. Seller is currently obligated on an SBA loan, which shall be paid off from Seller’s proceeds at closing. Buyer’s attorney, or other closing agent designated by the parties, shall be permitted to payoff the loan from Seller’s proceeds at closing.

4.10 Assets Necessary to Business.  The Purchased Assets and the Licensed Software include all property and assets, tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit the Buyer to carry on, or currently used or held for use in, the business of the Seller relating to the Products and Services as presently conducted.

4.11 Permits and Authorizations. Schedule 4.11 lists each Authorization held or utilized by Seller in the operation of the Business. Except as set forth in Schedule 4.11 all Authorizations are in full force and effect and constitute all Authorizations that are required to permit Seller to operate its assets and conduct the Business as historically conducted prior to the Closing Date. Schedule 4.11 also discloses all proposed or pending applications for Authorizations, and all applications for variances from compliance, or postponement of the dates for compliance with any laws or regulations affecting Seller or the Business. Except as shown on Schedule 4.11, Seller has not received any written notification or, to the Knowledge of Seller has any reason to believe, that any of the Authorizations will not be renewed upon their expiration without new conditions, requirements or restrictions which would materially restrict the Business or necessitate additional operating or capital costs. Except as shown on Schedule 4.11, Seller is not in breach of, nor has Seller received in writing or, to the Knowledge of Seller, otherwise received any claim or assertion, that it has breached any of the terms or conditions of any Authorization.

4.12 Occupational Heath and Safety and Environmental Matters.

(a) To the Knowledge of Seller, all operations of the Business have been conducted in compliance with all, and Seller is not liable in any respect for any violation of any, applicable federal, state or local laws or regulations pertaining to occupational health and safety and/or environmental matters, including any federal, state or local statute, regulation, ordinance, Decree, or other requirement of law relating to protection of human health or welfare or the environment or to the identification, transportation, handling, discharge, emission, treatment, storage, or disposal of any pollutant, contaminant, or hazardous or toxic substance or material (the “Environmental Laws”).

(b) There is no Action pending or, to the Knowledge of Seller and the Shareholder, threatened or Known to be contemplated by any Body, in respect of or relating to the Assets or the Business with respect to occupational health and safety or environmental matters.

(c) Seller has not received any notice or other communication of a possible claim or citation against or in respect of any real property owned or leased by Seller relating to occupational health and safety or environmental matters, and neither Seller nor the Shareholder has any Knowledge of any basis for any such claim or action.

(d) To the Knowledge of Seller, no substance identified or regulated pursuant to any Environmental Law, including any hazardous substance, hazardous waste, toxic substance, pollutant, contaminant or petroleum or any fraction thereof (“Hazardous Substance”), has come to be located on, at, beneath, or near any real property currently or, to the Knowledge of Seller, formerly owned, operated, leased, or used by Seller.

(e) To the Knowledge of Seller, no real property currently or, to the Knowledge of Seller, formerly owned, operated, leased, or used by Seller contains or formerly contained any underground or aboveground storage tank, surface impoundment, landfill, land disposal area, polychlorinated biphenyls, asbestos or urea formaldehyde insulation.

(f) Seller has not disposed of, transported or arranged for the disposal or transportation of any Hazardous Substance at or to any facility at which, to the Knowledge of each and the Shareholder, there has been a release or threatened release of a Hazardous Substance.

(g) To the Knowledge of Seller, no other Person with whom either has entered into a Contract for environmental matters is or has been the subject of any Action arising out of the substance of the transaction to which such Contract relates and involving the violation or alleged violation of any Environmental Law or the disposal, arrangement for the disposal, release or threatened release of any Hazardous Substance.

4.13 Employee Benefits. Except as set forth in Schedule 4.13, Seller has no “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), profit-sharing, deferred compensation, bonus, stock option, stock purchase, vacation pay, holiday pay, pension, retirement plans, medical and other compensation or benefit arrangements maintained or contributed to or required to be contributed to or maintained by Seller for the benefit of the employees of the Business (or former employees of the Business) and/or their beneficiaries (collectively, “Benefit Plans”). Seller has delivered to Buyer true, complete, and correct copies and descriptions of all Benefit Plans, all employees affected or covered such Benefit Plans, and all liabilities and obligations thereunder.

4.14 Employment Laws. Except to the extent expressly provided in Schedule 4.14:
(a) Seller is in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and has not received notice of, and, to the Seller’s Knowledge, is not engaged in, any unfair labor practice.

(b) There is no unfair labor practice complaint against Seller pending before the National Labor Relations Board (“NLRB”).

(c) There is no labor strike, dispute, slowdown or stoppage pending or, to Seller’s Knowledge, threatened against or affecting Seller.

(d) There are no claims, grievances or arbitration proceedings, workers’ compensation proceedings, labor disputes (including charges of violations of any federal, state or local laws or regulations relating to current or former employees (including retirees) or current or former applicants for employment), governmental investigations or administrative proceedings of any kind pending or, to the Knowledge of Seller, threatened against or relating to Seller, its employees or employment practices, or operations as they pertain to conditions of employment; nor is Seller subject to any order, judgment, decree, award or administrative ruling arising from any such matter.

(e) No collective bargaining agreement is currently in existence or being negotiated by Seller and, as of the date of this Agreement, no labor organization has been certified or recognized as the representative of any employees of Seller or, to the Knowledge of Seller, is seeking such certification or recognition.

(f) Seller’s contracts, if any, with temporary personnel agencies or independent contractors represent bona-fide, arms-length agreements.

4.16 Proprietary Rights. Except with respect to any third party softwarem neither the Intellectual Property nor the Licensed Software infringe on or conflicted with any third party rights nor is either Seller aware of any such infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business as now conducted. No claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property or the Licensed Software has been made, is currently pending or, to either Seller's knowledge, is threatened. Neither Seller has received any notice of, nor is it aware of any fact which indicates a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any of the Intellectual Property or Licensed Software. Seller has valid license to all third party software being transferred the Buyer.

4.17 Contracts. To the best of the Seller’s knowledge, none of the other parties to any Assumed Contract intend to terminate or materially alter the provisions of such Assumed Contract either as a result of transactions contemplated hereby or otherwise. Seller is not in, nor has Seller given or received notice of, any default or claimed, purported or alleged default, or facts that, with notice or lapse of time, or both, would constitute a default (or give rise to a termination right) an the part of any party in the performance of any obligation to be performed under any of the Assumed Contracts.

4.18 Disclosure. No representation or warranty by the Seller in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of the Seller pursuant to this Agreement, nor any document or certificate delivered to the Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of the Seller shall be deemed representations and warranties by the Seller.

5.	Representations and Warranties of the Buyer

The Buyer makes the following representations and warranties to the Seller, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by the Seller or any notice to the Seller, and shall survive the Closing of the transactions provided for herein.

5.1 Corporate Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by the Buyer and to carry out the transactions contemplated hereby and thereby.

5.2 Authority. The execution and delivery of this Agreement, and the other documents and instruments to be executed and delivered by the Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Buyer. No other corporate act or proceeding on the part of the Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby.

5.3 No Brokers or Finders. Neither the Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

5.4 Litigation. There is no litigation, suit, investigation or proceeding pending or, to the knowledge of Buyer, threatened, before any court, agency or other governmental body against Buyer (or any corporation or entity affiliated with Buyer) which seeks to enjoin or prohibit or otherwise prevent the transactions contemplated hereby, or which, if resolved adversely to Buyer, would have a material adverse effect on Buyer’s business, assets, liabilities, financial condition or operations.

5.5 Ability to Perform. The Buyer hereby represents and warrants that it has the funds and is and will be at the Closing be able to perform its obligations under this Agreement.

5.6 No Defaults. The consummation of the transactions contemplated by this Agreement will not cause the Buyer or any of its affiliate to be in default under (i) its articles of incorporation or bylaws or under any material note, indenture, mortgage, lease, purchase or sales order, or any other material contract, agreement or instrument to which the Buyer is a party or by which it or its properties are bound or affected or (ii) with respect to any order, writ, injunction, judgment or decree of any court or any federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau or agency.

6.	Other Matters

6.1 Covenant of Confidentiality.

(a) Seller. The Seller has not, and shall not at any time subsequent to the execution of this Agreement, except as explicitly requested by the Buyer, (i) use for any purpose, (ii) disclosed to any person, or (iii) kept or make copies of documents, tapes, discs or programs containing, any confidential information concerning the Products and Services or the Purchased Assets. For purposes hereof, “confidential information” shall mean and include, without limitation, all intellectual property rights relating to the Products and Services in which the Seller has an interest, all customer lists and customer information relating to the Products and Services, and all other information relating to the Products and Services and concerning the Seller’s processes, apparatus, equipment, packaging, products, marketing and distribution methods, not previously disclosed to the public directly by the Seller. Confidential information shall not include information in the public domain, information acquired from a third party without the third party violating a confidentiality obligation to the disclosing party, information known by the receiving party prior to the disclosure or information that the receiving party can demonstrate that it independently developed. The Seller agrees that the provisions and restrictions contained in this Section 6.1(a) are necessary to protect the legitimate continuing interests of the Buyer in acquiring the Purchased Assets and the assumption of the Assumed Liabilities, and that any violation or breach of these provisions will result in irreparable injury to the Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to the Buyer for such violation or breach and regardless of any other provision contained in this Agreement, the Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 6.1(a).

(b) Buyer. Neither the Buyer, nor its agents, attorneys or other financial consultants that are provided with access to the “confidential information,” as defined in Section 6.1(a) hereof, shall at any time prior to the Closing, use such confidential information for any purpose other than evaluating the Products and Services and the Purchased Assets, and the foregoing shall not disclose the confidential information to any person or keep or make copies of any confidential information. The Buyer agrees that the provisions and restrictions contained in this Section 6.1(b) are necessary to protect the legitimate continuing interest of the Seller in the business and good will of the Seller, and that any violation or breach of these provisions will result in irreparable injury to the Seller for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to the Seller for such violation or breach and regardless of any other provision contained in this Agreement, the Seller shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 6.1(b).

6.2 Investigations. The respective representations and warranties of the Seller and the Buyer contained herein or in any certificates or other documents delivered at or prior to the Closing, shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

7.	Further Covenants Of The Seller.

The Seller covenants and agrees as follows:

7.1 License of Software. Seller hereby irrevocably grants to Buyer a license (the “License”) for the, non-exclusive, world-wide, royalty-free, non-relicenseable, limited assignable, to all intellectual property related to, used in connection with, or necessary to operate the Business which is the property of InterActive Network Systems or Interactive Design Solutions, Inc. that reside on the servers listed on Schedule A and are not being transferred to Buyer (the “Licensed Software”) and all modifications thereto. The use of the Licensed Software is subject to the following restrictions and any further restrictions set forth in such Schedule:

i)	The Licensed Software is for restricted to use by the Business and is not for commercial copying or resale.

ii)	The Licensed Software shall only be located on servers or workstations for use in the Business.

iii)
A reasonable number of copies of the Licensed Software may be kept to the extent necessary to exercise the rights granted pursuant to the license hereunder and for bona fide back-up and archival purposes. All such copies shall be subject to all terms, conditions, and obligations of the License.

iv)	InterActive Network Systems shall supply updated versions and patches to the Licensed Software that it provides its other commercial clients at its reasonable and customary charge; and

v)
The license granted to Buyer may be assigned to (A) any subsidiary of Buyer or (B) any purchaser of a majority of the capital stock of the Buyer or substantially all of the assets of the Buyer or (C) any purchaser of any subsidiary to which License is so assigned.

7.2 Covenant not to Compete.

(a) Neither the Sellers nor their Affiliates will, without the prior written consent of the Buyer, (i) for a period of 5 years years after the Closing Date, directly, or through any other person, corporation, partnership or entity as a principle, shareholder, partner, trustee , in the geographic area of the eastern United States, engage in any enterprise or activity which competes with the Business (the “Prohibited Operations”), or (ii) directly or indirectly employ, engage, contract for or solicit the services in any capacity of any person who is employed by either Seller in the operation of the Business on the date hereof . Notwithstanding the foregoing, (a) the Seller and their Affiliates may, in the aggregate, invest in securities of any issuer engaged in Prohibited Operations if such securities are listed on any national or regional securities exchange or have been registered under the Securities Exchange Act of 1934 if such investment does not exceed, in the case of any class of the capital stock of any one issuer, 5% of the issued and outstanding shares (b) the non-solicitation provisions of section (ii) of this paragraph shall not apply to Cindy Herd and/or William Herd being solicited to perform services in another business, or (c) restrict William Herd or Cindy Herd from being employed by any company, partnership or business organization whose revenues from business operations that directly compete with the Business are not in excess of 20% of total revenue (a “Qualified Company”), provided such employment is not with a division that directly competes with the Business or (d) restricting William Herd from providing technology consulting to any division or subsidiary of a Qualified Company, provided that such consulting is not with a division that does not directly compete with the Business.

(b) The Seller acknowledges that the restrictions contained in this Section 7.2 are reasonable and necessary to protect the legitimate interests of the Buyer and that any breach by the Seller of any provision hereof will result in irreparable injury to the Buyer. The Seller acknowledge that, in addition to all remedies available at law, the Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, arising from such breach as may be appropriate. As used in this Agreement an “Affiliate” of another person shall mean an individual, person, partnership, firm, corporation or other entity which, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or control with, such other person.

8.	Indemnification

8.1 By the Seller and William Herd. Subject to the terms and conditions of this Section 8 the Seller and William Herd hereby jointly and severally agree to indemnify, defend and hold harmless the Buyer, and its directors, officers, employees, agents and representatives, and controlled and controlling persons (hereinafter “Buyer’s Affiliates”), from and against all Claims asserted against, resulting to, imposed upon, or incurred by the Buyer, the Buyer’s Affiliates or the business and assets transferred to the Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of the Seller contained in or made pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the transactions contemplated hereby (regardless of whether such breach is deemed “material”); (b) the breach of any covenant of the Seller contained in this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the transactions contemplated hereby (regardless of whether such breach is deemed “material”); or any Claim of or against the Seller, the Purchased Assets or the business of the Seller not specifically assumed by the Buyer pursuant hereto, including liability for taxes. As used in this Section 8 the term “Claim” shall include (i) all debts, duties, liabilities and obligations of any nature; (ii) all losses, damages (including, without limitation, consequential damages), injuries, declines in value, lost opportunities, claims, demands, fines, taxes, judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

8.2 By the Buyer. Subject to the terms and conditions of this Section 8, the Buyer hereby agrees to indemnify, defend and hold harmless the Seller, and its directors, officers, employees, agents and representatives, and controlled and controlling persons (hereinafter “Seller’s Affiliates”), from and against all Claims asserted against, resulting to, imposed upon or incurred by the Seller or the Seller’s Affiliates, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of the Buyer contained in or made pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the transactions contemplated hereby (regardless of whether such breach is deemed “material”); (b) the breach of any covenant of the Buyer contained in this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the transactions contemplated hereby (regardless of whether such breach is deemed “material”); (c) all Claims of or against the Seller specifically assumed by the Buyer pursuant hereto; or (d) any Claim arising from or in connection with the manufacture, sale, delivery, operation or breach of warranty of any products sold by the Buyer subsequent to the Closing.

8.3 Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this Section 8 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the “Indemnified Party”) will give the party from whom indemnification is sought (the “Indemnifying Party”) written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnified Party shall at all times also have the right to participate fully in the defense at its own expense. Failure to give such notice shall not affect the Indemnifying Party’s duty or obligations under this Section 8, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Par ty shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment.

8.4 No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be “material.”

8.5 Survival. Except with respect to Section 4.16 (Proprietary Rights) which shall survive the Closing Date, all of the representations and warranties of this Agreement shall survive the Closing Date for a period of one year. All covenants shall survive the Closing Date. At the expiration of one year, the representations and warranties set forth in this Agreement shall be void and have no further force and effect except that any representation or warranty which is the subject matter of written notice received by the party charged with breaching a representation or warranty (the “Defaulting Party”) within said one year period from the other party (the “Non-Defaulting Party”), which notice must have a reasonable basis for the issuance thereof and, with respect to any representation or warranty which meets the above criteria, the same shall survive until such time as the issue with respect thereof has been resolved by mutual agreement or by arbitration in accordance with the provisions of Section 9.6 hereof.

9.	Miscellaneous

9.1 Further Assurances.  From time to time, the parties hereto will execute and deliver to the other party such documents and take such other action as may be reasonably required in order to consummate more effectively the transactions contemplated hereby and to vest in the Buyer good, valid and marketable title to the business and assets being transferred hereunder.

9.2 Announcements. Announcements concerning the transactions provided for in this Agreement by either the Seller or the Buyer shall be subject to the approval of the other in all essential respects, except that the Buyer’s approval shall not be required as to any statements and other information required to be made by the Seller pursuant to any rule or regulation of the Securities and Exchange Commission or any state or local securities regulatory board and no consent of either party shall be required for any disclosures required by law. If any such notice or disclosure is so made, the disseminating party shall give notice of the same five (5) business days prior to such disclosure.

9.3 Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties.

9.4 Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

9.5 Arbitration.

(a) The parties recognize that disputes as to certain matters may from time to time arise which relate to either party’s rights and/or obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Section 9.6 if and when such a dispute arises between the parties.

(b) If a dispute arises between the parties relating to the interpretation or performance of this Agreement or the grounds for the termination thereof (other than any action to enforce the confidentiality covenants in Sections 6.1(a) and 6.1(b) which may be brought in any court of competent jurisdiction), and the parties cannot resolve the dispute within 30 days of a written request by either party to the other, the parties agree to hold a meeting, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within 30 days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current commercial rules and regulations of the American Arbitration Association (“AAA”) relating to voluntary arbitrations in Orange County, California. The arbitration shall be conducted by one arbitrator who is knowledgeable in the subject matter at issue (with at least 10 years experience) in the dispute and who will be selected by mutual agreement of the parties or, failing such agreement, shall be selected in accordance with the AAA rules. If the arbitration shall involve claims in excess of $100,000, then, at the option of any of the parties, a total of three such arbitrators shall be selected in the above-specified manner. Such arbitration shall include a reasonable right to discovery by and among each of the parties as approved by the arbitrator(s) in accordance with AAA rules. Each party shall initially bear its own costs and legal fees associated with such arbitration. The prevailing party in any such arbitration shall be entitled to recover from the other party the reasonable attorneys’ fees, costs and expenses incurred by such prevailing party in connection with such arbitration. The decision of the arbitrator shall be final and may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of the successful party. The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of this Agreement, or the grounds for the termination thereof, shall survive the expiration or termination of this Agreement for any reason.

9.6 Governing Law. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

9.7 Amendment and Modification. The Buyer and the Seller may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

9.8 Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a)	If to the Buyer, to:
NextPhase Wireless, Inc.
300 S. Harbor Blvd., Suite 500
Anaheim, California 92805
FAX: (714) 765-0015
Attn: Robert Ford
Chief Executive Officer
with a copy to, (which shall not constitute notice)
Jones Garneau, LLP
670 White Plains Road
Scarsdale, NY 10583
Att: Robert Newman

or to such other person or address as the Buyer shall furnish to the Seller in writing.

(b)	If to the Seller, to:
InterActive Network Systems, Inc.
1001 Lower Landing Road, Suite 104
Blackwood, NJ 08012
FAX: (856) 374-8653
Attn: William and Cindy Herd
With a copy to (which copy shall not constitute notice)
David M.Shotwell Jr., Esq.
PO Box 8 - 81 Main Avenue
Ocean Grove NJ 07756
FAX 732 774 3328

or to such other person or address as the Seller shall furnish to the Buyer in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

9.9 Broker Fees. New Commerce Communications, Inc. (NCC) served as the Broker in this transaction. The Seller and the Buyer each represent and warrant to each other that there is no other broker involved or in any way connected with the transfer provided for herein. The Buyer agrees to hold the Seller harmless from and against all claims for brokerage commissions, or finder’s fees incurred through any act of the Buyer in connection with the execution of this Agreement or the transactions provided for herein. The Seller agrees to hold the Buyer harmless from and against all claims for brokerage commissions or finder’s fees incurred through any act of the Seller in connection with the execution of this Agreement or the transactions provided for herein. The Seller is responsible for the fee to be paid to NCC in accordance with the signed agreement between Seller and NCC. Buyer’s attorney, or other closing agent designated by the parties, shall be permitted to pay NCC’s fee from the Seller’s closing proceeds.

9.10 Expenses. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby. Notwithstanding the foregoing, the Buyer shall pay, and shall indemnify, defend and hold the Seller harmless from and against, any sales, use, excise, transfer or other similar taxes, fees, charges and expenses imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

9.11 Costs of Litigation or Arbitration. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 9.6) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys’ fees and prejudgment interest.

9.12 Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.14 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

9.15 Further Documents. The Buyer and the Seller each agree to execute all other documents and to take such other action or corporate proceedings as may be necessary or desirable to carry out the terms hereof.

9.16 Survival. All provisions of this Agreement shall survive the Closing to the extent set forth in this Agreement.

In Witness Whereof, the parties have executed this Asset Purchase Agreement as of the date and year first above written.

Seller: InterActive Network Systems, Inc., a New Jersey corporation By: /s/ William Herd William Herd Its: President Solely with respec to Section 8 of this Agreement	Buyer: Interactive-III Acquisition Co. ,Inc. a Nevada corporation By: /s/ Robert Ford Robert Ford Its: President

By: /s/ William Herd___________
William Herd

Schedule “A”

Description	Location	S/N
Cabinet 1	Rack 1
Cabinet 2	Rack 2
Cabinet 3	Rack 3
Cabinet 4	Rack 4
Cabinet 5	Rack 5
Cabinet 6	Rack 6
Cabinet 7	Rack 7
Cabinet 8	Rack 8
Cisco 7509 Router W/ Dual AC Supply	Rack 9
RSP4 - Route/Switch Processor
RSP4 - Route/Switch Processor
FEIP2-2TX
FEIP-2TX
VIP2 R5K (VIP2-50)
VIP2 R5K (VIP2-50)
PA-A3 - Enhanced ATM Port Adapter
PA-A3 - Enhanced ATM Port Adapter
PA-A3 - Enhanced ATM Port Adapter
VIP2-40 -
VIP2-40
PA-FE-FX - 100BaseFX Port Adapter
CX-HIP - HSSI Interface Processor
CX-HIP - HSSI Interface Processor
CX-FSIP8
CX-FSIP8

VPN Concentrator 3005	Rack 2	10400094
Cisco Pix 515-UR w 4FE	Rack 5	480240247
Pix515-UR 4FE	Rack 5	44405381136
2651-XM
Kentrox (12) D-Serv DSU/CSU	Rack 2	DDC1B8K5AA
Kentrox DataSMART T3/E3 IDSU	Rack 2	210663652

Cataylst 3550	Rack 7	CHK0620V0N8
Catalyst - 2924XL	Rack 2	FAA0251ZOM9
Cisco Catalyst 2900		FAB044IT3UL
NetGear Management Hub EN524	Rack 2

APC UPS
Smart-UPS 2200 RM XL	Rack 6	W920711588
Smart-UPS 2200 RM XL	Rack 5	WS984843027979
Smart-UPS 2200 RM XL	Rack 2	WA01260001737
Smart-UPS 1400 RM XL	Rack 4	WA0027017673
Smart-UPS 1400 RM XL	Rack 1	JA0122006622
Smart-UPS 2200 RM XL	Rack 3	WA9922000964
Smart-UPS 2200 RM XL	Rack 7	XS0003100078
Smart-UPS 2200 RM XL	Rack 5	QS021611426
Smart-UPS 2200 RM XL	Rack 8

Battery Packs
SU48RMXLBP	Rack 3	XS0125000053
SU48XLBP	Rack 2	WS9921008906
SU48XLBP	Rack1	WS99080007565
SU48XLBP	Rack 1	WS9919008386X3003
SU48XLBP	Rack 4	XS9935002603
SU48XLBP	Rack 4	XS9929004472
SU48RMXLBP	Rack 5	PS0418140043
SU48XLBP	Rack 2	XS9929004469
SU48R3XLBP	Rack 8	PS0434141462
SU1400RMXLNET	Rack 7	WS003200778A
Su48XLBP	Rack 6	XS0035001337
Su48XLBP	Rack 6	XS9929004469

APC Switch
MasterSwitch Plus	Rack 1	WA9821067956
MasterSwitch Plus	Rack 2	WA9915011038
MasterSwitch Plus	Rack 3	WA0039010758
MasterSwitch Plus	Rack 4	WA0118005116
MasterSwitch Plus	Rack 5	JA0149012472
MasterSwitch Plus	Rack 6	JA0208005713
MasterSwitch Plus	Rack 8	JA0147310951
MasterSwitch Plus	Rack 7

KVM
Avocent OutLook 4160ES	Rack 3	4160ES-11583

Tape Drives
Overland HPLT01-LX1111RX	Rack 6	2B436000089
Sony Tape Drive SDT-D11000	Rack 3	4041740
Sony Tape Backup Tape Drive (Zeus)	Rack 4	04045449

SERVERS
IBM eServer xSeries 345 (Seq Dev)	Rack 8	KP-AXRLH
IBM eServer xSeries 306 ( Pharmasentry)	Rack 8	KP-N3159
IBM eServer xSeries 336 (App1 new)	Rack 8	KP-ZWV19
IBM X Series 345 8670-11X (DBX Spare)	Rack 7	78-Y0332
IBM X Series 306 8836-1MU (Spare Web)	Rack 7	KP-N4861
IBM eServer xSeries 345 (DBX1)	Rack 6	KP-MHDW6
IBM eServer xSeries 306 (INS Backup)	Rack 6	KP-PO817
SuperMicro1 U Pentium 3 (App1 old)	Rack 4	H51100233
SuperMicro 1U Ultra!1605 (Sandbox2)	Rack 4	H51100234
Sun Cobalt Raq 550 (Raq 1)	Rack 4	53348897
Sun Cobalt Raq 550 (Raq 2)	Rack 4	53398125
Supermicro 5U Raid 5, P4 2GB (New Zeus)	Rack 3	SC743S1-R760
Super Server 5013G-6 (New Ktron)	Rack 6	S5013G613000296
Super Server 5013G- (Edmund)	Rack 6	S5013G613702329
Super Server 6011L (MX1)	Rack 4	L61102118
Super Server 6011L (MX2)	Rack 4	L61102129
Super Server 6011D (MX3)	Rack 4	800123218
Super Server 5011H (Monitor 1)	Rack 4	H51100248
Super Server 5013G-I (Randd3)	Rack 4	55013Q113706652
Super Server 5013G-I (Webstats)	Rack 4	5501613702331
Super Server 5013G-6 (Campoli)	Rack 4	5501306113702310
SYS-6014P-TRB (SIS)	Rack 8	56014PT25B00902
Intel 2150 (CMS1)	Rack 3	KKD20270007
Intel 2150 (Sandbox1)	Rack 3	ZMO02630068
Intel 2150 (Stats1)	Rack 3	KKB2022D1027
Intel 2150 (Ktron)	Rack 3	KKB2023D0370
Intel 2150 (Rodopi Spare)	Rack 1	KKB2025D0863
Intel 2150 (dcutil1)	Rack 3	ZM0001850347
Intel 2150 (Radius)	Rack 4	KKB2025D2075
Intell 2200 Raid 5 (Util 1)	storage
Intell 2200 Raid 5 (AntiSpam)	Rack 4
Super Server 5013-G 1 (NSRBL)	storage
Fault Tolerent Modem - Monitor 1	Rack 4	FTM-336
Custom Built (Rodopi)	Rack 1
Workboot Linksys-switch	Rack 8	GB1500
Customer Built (Intranet)	Rack 1

MISC- Server Room
Secure Rack Modem P5 (WTI)	Rack 1	P5JUSA30928PT8
DSU/CSU Pwr Supply - 48V	Rack 2	81-88007
NetGear Management Hub	Rack 2	EN524
External Hard Drive - Zeus	Rack 3
Linxsys Switch	Rack 5	10/100 5 Port
IP KVM	Rack 3	ATEM

Black Storage Cabinet 2 door	Server Room
Sony - DDS-4 Backup Tapes (Zeus)	Storage Cabinet	approx 60+
Fuji Film Ultrium LTD Backup Tapes - 100 GB	Storage Cabinet	approx 55 (Arkeia)
IBM PC	NOC - L2St2	23HXWX1
UPS - APC	NOC - L2St2	WS9913015457
AOC - LCD Monitor	NOC - L2St2	TLMT194G01342
AOC - LCD Monitor	NOC - L2St2	T780KAAHKAAON
AOC - LCD Monitor	NOC - L2St2	T7MT18AG01189
AOC - LCD Monitor	NOC - L2St2	T7MT19AG01325
Lucent Answering Machine	NOC - L2St2	1D2186725011
Solopoint Solocall Smart Center	NOC - L2St2	001807
LED SIGNS (2)	NOC - L2St2	No s/n
Monitor 15 "	NOC - L2St2	FVAV140622590
Monitor 15 "	NOC - L2St2	FVAV140622470
Monitor 15 "	NOC - L2St2	FVAU14062253U
Monitor 21 "	NOC - L2St2	0202014072
Custom Built Machine	NOC - L2St2	No s/n
UPS - APC	NOC - L2St2
Monitor 15 " (KVM)	KVM Station	80336A002J00123
Monitor LCD 15" Spare	Storage	15148JA021060
Zeus Spare Parts (Details below)	Storage Cab (0091)
hardware - various parts	Storage Cab (0091)
Disc Drive ( New Zeus)	Storage Cab (0091)

NetGear Rt 338 ISDN Routers	Storage Cab (0091)	Approx. 2
PipeLine 50 ISDN Routers	Storage Cab(0091)	Approx 7

Spare Server Disc Drives	Storage Cab (0091)	Approx 4
spare server dpt scsi cards	Storage Cab (0091)	Various
Spare Pentium 4 Processor	Storage Cab (0091)	Approx.1
Spare PowerSupply (IBM Eservers)	Storage Cab (0091)	Approx. 3

MISC Storage CLOSET
Misc Hardware (switches, Chassis, HUB)	Storage Closet
Cisco 2611	Storage Closet	JAB0403869Z
Cisco 2501	Storage Closet	25157004
Cisco 2924 XL	Storage Closet	FAB0441T34L
Cisco 2948 G	Storage Closet	FOX03330554
NetGear EN 524 Hub	Storage Closet	EN540005959
NetGear EN 524 Hub	Storage Closet	EN54A95000145
NetGear EN 524 Hub	Storage Closet	EN54A95000146
Cisco Catalyst 2900UG200	Storage Closet	JAB04338432
Cisco IDS 4210	Storage Closet	6NP2H11
ISP 2150 Chassis	Storage Closet	Approx. 3
SuperMicro Chassis	Storage Closet	Approx. 2
SNJT94 (Lucent Portmaster 3 with 50 DS	Storage Closet	2B07837
SNJTS5 (Lucent Portmaster 3 with 50 DS	Storage Closet	2B3493
SNJTS6 (Lucent Portmaster 3 with 50 DS	Storage Closet	2B09184
SNJTS7 (Lucent Portmaster 3 with 50 DS	Storage Closet	2B0886
SNJTS8 (Lucent Portmaster 3 with 50 DS	Storage Closet	2B03152
VOTS 1 (Lucent Portmaster 3 with 50 DS	Storage Closet	2B03152
SNJTS1 (Lucent Portmaster 3 with 50 DS)	Storage Closet	2B12722
Replacement Cards for Blackwood	Storage Closet	(Various)

Misc - Offsite Pennsauken	Offsite - Pennsauken (SNIP)
SNJTS 2 (Lucent Portmaster 3 with 50 DS)	Offsite - Pennsauken (SNIP)	2B07026
SNJTS 3 (Lucent Portmaster 3 with 50 DS)	Offsite - Pennsauken (SNIP)	2B03521
APC UPS 14000XL	Offsite - Pennsauken (SNIP)	WS0032007780
Battery Pack	Offsite - Pennsauken (SNIP)	XS0026001123
CISCO 2610	Offsite - Pennsauken (SNIP)
Catayst 2912	Offsite - Pennsauken (SNIP)

Schedule 1.1(g)

Sub-lease Agreement
Schedule 8.3

SUB-LEASE AGREEMENT
Suite 104, VPR Commerce Center
Gloucester Township, Camden County
State of New Jersey

between

InterActive Network Systems, Inc., a New Jersey corporation, lessee, sub-lessor (hereinafter “sub-lessor”)

and

NextPhase Wireless, Inc., a Nevada corporation
Sub-lessee (herinafter “tenant”)

Sub-lessor is currently InterActive Network Systems, Inc. InterActive will be replaced by InterActive Design Solutions, Inc., (IDSi) as primary tenant, and all obligations of, and benefits to InterActive Network Systems, Inc, set forth in this agreement shall be transferred to, and honored by IDSi. The term “sub-lessor” shall refer to both entities.

1.
Premises. Sub-lessor shall make available a portion of the space rented by Sub-lessor under a Lease Agreement with VPR Commerce Center, the Amendment to Lease (dated August 1, 2006), and any amendments executed subsequent to this Sub-Lease Agreement. The portion Sub-lessor shall let to tenant is described as three (3) work stations and the Data Center, with reasonable use of the supporting facilities, such as restrooms, kitchen, and waiting areas.

2.	Term: This agreement shall take effect upon the closing of the Asset Purchase Agreement between the parties and shall continue until August 1, 2008.
3.
Rent. Tenant shall pay rent to IDSi in the amount of $1750.00, payable on the first day of each month. The rent amount may be adjusted from time to time to remain consistent as a pro rata share of the IDSi rent payable to VPR Commerce Center.

4.
Additional Rent (utilities & landlord charges). Tenant shall also pay 66% of the utilities attributable to the use of Suite 104, as set forth in the most recent Amendment to Lease. Such additional rent shall be due within 5 business days of notice of same from the sub-lessor.

5.	Additional Rent (broadband access). Tenant shall also provide IDSi with 2mbbps broadband Internet service, so long as tenant remains as a sub-tenant.
6.
Additional Rent (Data Center maintenance). Maintenance charges which are specific to the Data Center facility and support of same shall be payable as Additional Rent. Any such charges shall be presented to tenant for pre-approval. Payment shall be due within 5 business days of notice of same from the sub-lessor.

7.
Terms of VPR lease agreement included. Tenant has received a copy of the VPR Commerce Center lease agreement and the Amendment to the Lease (dated August 1, 2006). Tenant shall adhere to the terms and conditions contained within the lease agreement and amendment, and shall not engage in any activity which would cause sub-lessor to be in breach of the lease. Should tenant become aware of any breach, potential or threatened breach, tenant shall promptly communicate to sub-lessor such information so that the parties may cooperate to avoid or correct activity which could result in a breach.

8.
Notice: Notice regarding the sub-lease agreement shall be transmitted to the parties as specified in section 11.9 of the Asset Purchase Agreement between the parties. The address and mode of notice may be reasonably changed by informing the other party in writing.

9.
Tenant agrees to maintain at the Tenant’s expense, during the entire time the sub-lease agreement is in effect, (i) Comprehensive General Liability Insurance in an amount not less than One Million Dollars ($1,000,000) per occurrence for bodily injury and property damage. (ii) Employer’s Liability in an amount not less than Five Hundred Thousand Dollars ($5000,000) per occurrence, (iii) Workers Compensation in an amount not less than Five Hundred Thousand Dollars ($5000,000).  Tenant shall furnish IDSi with certificates of insurance with evidence of minimum levels of insurance set forth herein which names IDSi as an additional insured, shall add IDSi to such policies as an additional recipient of any notice of cancellation hereunder.

10.
Except with respect to the first month’s rent, which shall be prorated from July 22nd , 2007, rent shall be due for any month where the sub-lessor was occupying the space for any part of the month, therebeing no partial payment of rent.

AGREED TO AND ACCEPTED:

NEXTPHASE WIRELESS, INC. (sub-lessee, tenant)
By: /s/ Robert Ford	Date: July 22, 2007
Robert Ford
Its: Chief Executive Officer

InterActive Network Systems, Inc. (sub-lessor)

by: /s/ William Herd	Date: July 22, 2007
William Herd
Its: President and CEO

VPR Lease Agreement
(July 15, 2001)
Amendment to Lease
(August 1, 2006)

Schedule 1.2
Schedule of Purchased Assets

Schedule 1.2
Purchased Assets

The Purchaser agrees there has been sufficient time and access to the items indicated below and all items listed in Schedule A are accepted in the present “as is” condition.:

1.	All items listed in Schedule “A”
2.	All software source codeis an Excluded Asset.. Seller is giving NPW a license to use the following software pursuant to Section 7.1
a.	InterActive Monitoring System (IMS): License for use on server or workstation for the purpose of monitoring network. May not be resold or copied.
b.	Intranet file management system: License for one workstation for purpose of monitoring network. May not be resold or copied
c.	Ticket system: License for one workstation for purpose of monitoring network. May not be resold or copied.
d.
License to use INS/IDSi developed applications to include but not limited to the ECommerce system, the content management systems (CMS), License is limited to use on servers supplying current INS/JerseyNet customers to include future growth of that customer base. Applications made not be resold and copies may only be made for sparing and maintenance purposes.

e.	Unix servers are being sold as is with all scripts and utilities as configured.

3.	Customer base.
4.	All Intellectual Property Machinery and Equipment, Inventory, Contracts, Records and Files, and Receivables set forth in Section 1.1 and subsections a-g thereof.